UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2011

Motricity, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34781	20-1059798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 108th Avenue Northeast

Suite 800

Bellevue, WA 98004

98004

(Address of Principal Executive Offices, including Zip Code)

(425) 957-6200

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 11, 2011, Motricity, Inc. (the “Company”) entered into an Amendment to Loan and Security Agreement (the “Amendment”) with Silicon Valley Bank to amend the terms of the Loan and Security Agreement dated as of June 27, 2007 (as so amended and otherwise modified from time to time, the “Loan Agreement”). The Amendment extends the maturity date to August 13, 2011.

The Amendment revised the definition of the “Availability Amount” to establish a minimum of $15 million. In addition, certain financial covenants were revised as follows: (A) through the month end period of March 31, 2011 only, the Company (i) will be required to maintain certain minimum Tangible Net Worth (as defined in the Amendment) amounts at all times and tested as of the last day of each month, subject to increases based on consideration received for equity securities and subordinated debt and quarterly net income, and (ii) a maximum aggregate amount of Unfunded Capital Expenditures (as defined in the Amendment) for the 2010 fiscal year and (B) beginning with the month end of April 30, 2011 and as of the end of each month thereafter, the Company will be required to maintain an Adjusted Quick Ratio (as defined in the Amendment) of at least 1.25 to 1.00.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 above is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment to Loan and Security Agreement between Motricity, Inc. and Silicon Valley Bank, dated April 11, 2011.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MOTRICITY, INC. (Registrant)

April 15, 2011	By:	/s/ Richard E. Leigh, Jr.
(Date)		Richard E. Leigh, Jr. Senior Vice President, General Counsel and Corporate Secretary